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                                                                   EXHIBIT 99.1

Contact:          Richard W. FitzGerald
                  Chief Financial Officer
                  (713) 335-7000


FOR IMMEDIATE RELEASE


             UNIVERSAL COMPRESSION ANNOUNCES ISSUANCE OF SHARES TO
                             COVER OVER-ALLOTMENTS


         Houston, June 8, 2000 -- Universal Compression Holdings, Inc. (NYSE:
UCO) today announced the issuance of an additional 275,000 shares of common stock to cover over-allotments relating to its initial public offering of 7 million shares on May 30, 2000. The shares were sold at the initial offering price of $22.00 and constitute a partial distribution under the 1.05 million share over-allotment option granted to the underwriters. Proceeds to Universal Compression from the exercise of the over-allotment option totaled approximately $5.6 million, bringing total net proceeds from the initial public offering to approximately $148.5 million.

         The offering was managed by Merrill Lynch & Co., Salomon Smith Barney, Deutsche Banc Alex. Brown, First Union Securities, Inc. and Wasserstein Perella Securities, Inc. The shares were offered concurrently in the United States and internationally.

         Information about this offering is available in the prospectus filed with the Securities and Exchange Commission. Copies of the prospectus may be obtained from Merrill Lynch & Co., One Houston Center, 1221 McKinney, Suite 2700, Houston, Texas 77010. Additional information upon which the New York Stock Exchange relied to approve the listing of the company is included in the listing application, which is available to the public upon request.

         This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful.

         Universal Compression Holdings, Inc., together with its operating subsidiary Universal Compression, Inc., is headquartered in Houston, Texas and is a leading natural gas compression services company, providing a full range of rental, sales, operations, maintenance and fabrication services, and products to the natural gas industry.